EXHIBIT 10.20




                 CNF TRANSPORTATION INC.


        DEFERRED COMPENSATION PLAN FOR EXECUTIVES


                    1998 RESTATEMENT






                 CNF TRANSPORTATION INC.
      DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                   1998 RESTATEMENT



TABLE OF CONTENTS

Page


Preamble

Article 1 Definitions

          1.1  Account Balance
          1.2  Annual Bonus
          1.3  Annual Deferral Amount
          1.4  Base Annual Salary
          1.5  Beneficiary
          1.6  Beneficiary Designation Form
          1.7  Board
     1.8  CFC
          1.9  Change in Control   2
          1.10 Claimant  4
          1.11 Code 4
          1.12 Committee
          1.13 Company
          1.14 Disability
          1.15 Election Form
          1.16 Employer
          1.17 Moody's Seasoned Corporate Bond Rate
          1.18 Participant
          1.19 Plan
          1.20 Plan Entry Date     4
          1.21 Plan Year
          1.22 Pre-Retirement Distribution
          1.23 Pre-Retirement Survivor Benefit
          1.24 Prior Plan
          1.25 Retirement
          1.26 Retirement Benefit
     1.27 ROE Award 5
          1.28 Termination Benefit
          1.29 Termination of Employment
          1.30 Unforeseeable Financial Emergency  6

Article 2 Selection, Enrollment, Eligibility

          2.1  Selection by Committee
          2.2  Enrollment Requirement
          2.3  Commencement of Participation

Article 3 Deferral Commitments/Returns

          3.1  Minimum Deferral
          3.2  Maximum Deferral    7
          3.3  Election to Defer
          3.4  Withholding of Deferral Amounts
          3.5  FICA Tax
          3.6  Returns Prior to Distribution 8
          3.7  Date on Which Crediting Occurs
          3.8  Returns and Installment Distributions
          3.9  Statement of Accounts    9

Article 4 Pre-Retirement Distribution/Unforeseeable
     Financial Emergencies

          4.1  Pre-Retirement Distributions
          4.2  Withdrawal Payout/Suspensions for
Unforeseeable
               Financial Emergencies

Article 5 Retirement Benefit

          5.1  Retirement Benefit
          5.2  Payment of Retirement Benefit
          5.3  Death Prior to Completion of Retirement
Benefit   11

Article 6 Pre-Retirement Survivor Benefit

          6.1  Pre-Retirement Survivor Benefit
          6.2  Payment of Pre-Retirement Survivor Benefit

Article 7 Termination Benefit

          7.1  Termination Benefit
          7.2  Payment of Termination Benefit

Article 8 Disability Waiver and Benefit

          8.1  Disability Waiver
          8.2  Disability Benefit

Article 9 Beneficiary Designation

          9.1  Beneficiary
          9.2  Beneficiary Designation
          9.3  Spousal Consent     13
          9.4  No Beneficiary Designation
          9.5  Doubt as to Beneficiaries
          9.6  Discharge of Obligations

Article 10     Leave of Absence

          10.1 Paid Leave of Absence
          10.2 Unpaid Leave of Absence

Article 11     Termination, Amendment or Modification  14

          11.1 Termination
          11.2 Amendment
          11.3 Effect of Payment

Article 12     Administration

          12.1 Committee Duties
          12.2 Agents    15
          12.3 Binding Effect of Decisions   15
          12.4 Indemnification

Article 13     Claims Procedures

          13.1 Presentation of Claim
          13.2 Notification of Decision
          13.3 Review of a Denied Claim
          13.4 Decision on Review
          13.5 Legal Action   17

Article 14     Miscellaneous

          14.1 Unsecured General Creditor
          14.2 Employer's Liability
          14.3 Company's Liability
          14.4 Nonassignability
          14.5 Not a Contract of Employment
          14.6 Furnishing Information   18
          14.7 Captions
          14.8 Governing Use
          14.9 Notice
          14.10     Successors
          14.11     Spouse's Interest   19
          14.12     Incompetent
          14.13     Distribution in the Event of Taxation
          14.14     Legal Fees To Enforce Rights
          14.15     Payment of Withholding   20
          14.16     Coordination with Other Benefits   20


CNF TRANSPORTATION INC.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

1998 Restatement


Preamble

The purpose of this Plan is to enhance the motivational value of the salaries and incentive compensation of a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries by providing them the opportunity to defer cash compensation. The Plan is intended to aid the Company and its subsidiaries in attracting and retaining key employees and give them an incentive to increase the profitability of the Company and its subsidiaries. In the future, the Company, in its discretion, may amend the Plan to include a Company contribution.

The Company adopted this Plan effective October 1, 1993 as a successor to the Prior Plan, which operated for the nine month period ending September 30, 1993. The Plan was restated with a general effective date of January 1, 1996.

The Company's name changed in connection with a corporate reorganization involving the distribution on December 2, 1996 of CFC stock to the Company's shareholders. In order to reflect the new Company name and to make various administrative and clarifying changes, the Company adopts this 1998 Restatement of the Plan effective January 1, 1998.

     ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1"Account Balance" means the sum of (i) the total of a Participant's Annual Deferral Amounts, plus (ii) the Participant's deferred ROE Awards, credited as of the date the ROE Award would have been paid if not deferred, plus
(iii) the return credited in accordance with the Plan, reduced (iv) by all distributions made in accordance with the terms and conditions of this Plan. The Account Balance shall include the amounts deferred under the Prior Plan which shall be distributed under the terms of this Plan and in accordance with any applicable elections of time and form of payment made by the Participant at the time of deferral under the Prior Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

1.2"Annual Bonus" means any bonus or incentive compensation, other than a ROE Award, earned by a Participant in each Plan
Year under all cash bonus and incentive plans of the Company, and any subsidiary, whether or not paid in such Plan Year.

1.3"Annual Deferral Amount" means that portion of a Participant's Base Annual Salary and Annual Bonus that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year. In the event of Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4"Base Annual Salary" means a Participant's base annual salary that is to be paid to a Participant for each Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other fees, before reduction for compensation deferred pursuant to all qualified, nonqualified and Internal Revenue Code Section 125 plans of the Company or any subsidiary.

1.5"Beneficiary" means one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6"Beneficiary Designation Form" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7"Board" means the Board of Directors of the Company.

1.8"CFC" means Consolidated Freightways Corporation, a
Delaware corporation.

1.9"Change in Control" means a change in control of the Company, which will be deemed to have occurred if:

     (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the outstanding common stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

     (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 27, 1997, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 27, 1997 or whose appointment, election or nomination for election was previously so approved or recommended;

     (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined), directly or indirectly, acquired 25% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its "affiliates," as defined in Rule 12b-2 promulgated under Section 12 of the Exchange
Act); or

     (d) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
1.10 "Claimant" means any Participant or Beneficiary of a deceased Participant who makes a claim for determination under Section 13.1.

1.11"Code" means the Internal Revenue Code of 1986, as amended.

1.12"Committee" means the Compensation Committee of the Board or its delegates.

1.13"Company" means CNF Transportation Inc., a Delaware corporation.

1.14"Disability" means a disability for which a Participant qualifies for benefits under the CNF Transportation Inc. Long Term Disability Plan as it may be amended from time to time or, for Participants employed by CFC or one of its subsidiaries, the Consolidated Freightways Corporation. Long Term Disability Plan or any successor plan.

1.15"Election Form" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.16"Employer" means the Company or any of its subsidiaries that employs a Participant. CFC and its subsidiaries shall cease to be Employers effective December 2, 1996, the date of distribution of the stock of CFC to the Company's shareholders. No further deferral of compensation by their employees shall be permitted under this Plan after that date. The obligation to pay the Account Balance for such employees based on deferral of compensation before that date shall be retained by the Company.

1.17"Moody's Seasoned Corporate Bond Rate," means the arithmetic average of yields of representative bonds, including industrials, public utilities, Aaa, Aa, A and Baa bonds as published by Moody's Investors Service, Inc. or any successor to that service. For each Plan Year, this rate shall be determined by the Committee using the rate calculated for the month of October preceding the Plan Year.

1.18"Participant" for any Plan Year means any employee of an Employer who is selected to participate in the Plan for such Plan Year by the Committee and commences participation in accordance with Article 2.

1.19"Plan" means the Company's Deferred Compensation Plan for Executives, evidenced by this instrument, as amended from time to time.

1.20"Plan Entry Date" means the date on which an employee selected by the Committee to participate in the Plan commences participation in the Plan in accordance with
Article 2. The Plan Entry Date shall be January 1 of the Plan Year following selection by the Committee. If an employee is first selected for participation in the Plan subsequent to January 1 of a Plan Year, but prior to July 1, such July 1 shall be an additional Plan Entry Date.

1.21"Plan Year" means the period beginning on January 1 of each year (or, in certain limited cases, July 1) and continuing through December 31 of that year.

1.22"Pre-Retirement Distribution" means the payout set forth in Section 4.1 below.

1.23"Pre-Retirement Survivor Benefit" means the benefit set forth in Article 6 below.

1.24"Prior Plan" means the Company's 1993 Executive Deferral
Plan adopted effective January 1, 1993.

1.25"Retirement", "Retires" or "Retired" means (i) early retirement as defined in the CNF Transportation Inc. Retirement Plan, if the Participant elects within 60 days from the last day of regular employment to receive monthly pension benefits under such Retirement Plan starting on the first day of the month following the last day of employment, or (ii) normal or deferred retirement under such Retirement Plan. The distribution of the stock of CFC to the shareholders of the Company in December 1996 shall not cause any employee of a subsidiary of CFC to be retired. After such distribution, Retirement of an employee of CFC or one of its subsidiaries for purposes of this Plan shall occur when the employee has an early or normal retirement under the CFC Pension Plan.

1.26"Retirement Benefit" means the benefit set forth in
Article 5.

1.27"ROE Award" means the Participant's award for a three-year award cycle under the CNF Transportation Inc. Return on Equity Plan.

1.28"Termination Benefit" means the benefit set forth in
Article 7.

1.29"Termination of Employment" means the ceasing of employment with the Company and its subsidiaries, voluntarily or involuntarily, for any reason other than Retirement, Disability or death. The distribution of the stock of CFC to the shareholders of the Company in December 1996 shall not cause any employee of a subsidiary of CFC to have a Termination of Employment. After such distribution, Termination of Employment of an employee of CFC or one of its subsidiaries for purposes of this Plan shall occur when the employee ceases employment with CFC and its subsidiaries for any reason other than Retirement, Disability or death.
1.30 "Unforeseeable Financial Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1Selection by Committee.  Participation in the Plan shall
be limited to a select group of management and highly
compensated employees of the Company and its subsidiaries.
The Committee shall select for each Plan Year, in its sole
discretion, those employees eligible to participate in the
Plan for that Plan Year.
 .
2.2Enrollment Requirement.   The Committee shall establish
from time to time such enrollment requirements as it determines in its sole discretion are necessary.

2.3Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth by the Committee, that employee shall commence participation in the Plan on the Plan Entry Date that immediately follows the employee's election to participate in the Plan.

ARTICLE 3

Deferral Commitments/Returns

3.1Minimum Deferral.

     (a) Minimum. A Participant may not elect to defer less than $2,000 of Base Annual Salary for any Plan Year, less than $2,000 of Annual Bonus for any Plan Year, nor less than $2,000 of ROE Award for an award cycle.

     (b)  Short Participation Year.  If a Participant's Plan
Entry Date is July 1 of any Plan Year, he must defer a minimum of $1,000 of Base Annual Salary, a minimum of $1,000 of Annual Bonus, or a minimum of $1,000 of ROE Award.

3.2Maximum Deferral.

(a) Salary and Annual Bonus. For each Plan Year, a Participant may defer up to 100% of Base Annual Salary stated as a dollar amount and up to 100% of Annual Bonus stated as a dollar or percentage amount. The amount of Base Annual Salary and/or Annual Bonus that a Participant elects to defer shall be reduced by the Committee, without the consent of the affected Participant, to the extent necessary to provide for (i) other deferrals of Base Annual Salary and/or Annual Bonus, as the case may be, by such Participant under all qualified and nonqualified plans of the Company or any subsidiary and Code Section 125 plans of the Company or any subsidiary, (ii) any taxes that are required to be withheld with respect to deferrals under the Plan, and (iii) any other amounts deducted from Base Annual Salary and/or Annual Bonus pursuant to applicable law or authorization by Participant.

(b) ROE Awards. For each three-year award cycle under the CNF Transportation Inc. Return on Equity Plan, a Participant who also participates in that plan may defer up to 100 percent of the Participant's ROE Award for that cycle stated as a dollar or percentage amount.

3.3Election to Defer.   The Participant shall make a
deferral election by delivering to the Committee a completed and signed Election Form prior to the intended Plan Entry Date. For each succeeding Plan Year, a new Election Form must be delivered to the Committee, in accordance with the rules set forth above. If the Election Form is not delivered prior to the Plan Entry Date for a Plan Year, no Annual Deferral Amount shall be deferred for that Plan Year and no ROE Award shall be deferred for the award cycle beginning with that Plan Year.

3.4Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld each payroll period in equal amounts from the Participant's Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time or times the Annual Bonus is or otherwise would be paid to the Participant. The deferred portion of a ROE Award shall be withheld at the time the ROE Award otherwise would be paid to the Participant.

3.5FICA Tax. Any applicable FICA and other payroll taxes on amounts deferred under this Article, including ROE Awards, shall be withheld from that portion of the Participant's Base Annual Salary, Annual Bonus, and ROE Award that is not being deferred. If necessary, the Committee shall reduce the amount of Base Annual Salary, or Annual Bonus, and/or ROE Award deferred, in order to comply with this Section 3.5.
3.6 Returns Prior to Distribution. Prior to any distribution of benefits under Articles 4, 5, 6, or 7, returns shall be credited to a Participant's Account Balance and compounded annually on a Participant's Account Balance for each Plan Year as though the Annual Deferral Amount for that Plan Year was withheld on the Participant's Plan Entry Date. Returns shall be credited on a deferral from a ROE Award as though the deferral amount was withheld on the last day of the award cycle for which the ROE Award was made.
The rate of return on the Account Balance for each Plan Year shall be the Moody's Seasoned Corporate Bond Rate, or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year. In the event of Retirement, death or a Termination of Employment prior to the end of a Plan Year, that Plan Year's return will be calculated using a fraction of a full Plan Year's return, based on the number of days the Participant was employed with the Employer during the Plan Year prior to the occurrence of such event.

3.7Date on Which Crediting Occurs. Account Balances will be credited with returns in accordance with Section 3.6 up to the date of distribution for a lump sum payment and up to the first date of distribution for installment payments.
For purposes of crediting subsequent returns in the event that installment payments are made, the Account Balance shall be reduced as of the day on which the distribution is made.

3.8Returns and Installment Distributions. In the event a benefit is paid in installments, a Participant's unpaid
Account Balance shall be credited as follows:

     (a) Crediting. For each Plan Year, the undistributed Account Balance shall be credited with a return equal to the Moody's Seasoned Corporate Bond Rate or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year. Returns shall start to accrue under this Section 3.8 as of the date that returns cease to accrue under Section 3.7 above.

     (b) Installments. The installment payments shall be determined by dividing the Participant's Account Balance at the time of the commencement of the installment payments by the number of payments over the installment period. Each payment determined above will be considered the principal portion of the installment payment. In addition, each installment payment will include a return calculated for the preceding quarter using the rate determined in Section 3.8(a) above. Installment payments shall commence on the first day of the quarter following the first full quarter following such Participant's date of Retirement, or when permitted by the Committee in its sole discretion, Termination of Employment or death. All additional installment payments shall be paid on the first day of the remaining calendar quarters of the payment period.

3.9Statement of Accounts. The Committee shall send to each Participant, within 120 days after the close of each Plan
Year, a statement in such form as the Committee deems desirable setting forth the amount of the Participant's
Account Balance.

     ARTICLE 4

Pre-Retirement Distribution/
Unforeseeable Financial Emergencies

4.1Pre-Retirement Distributions.

(a) In connection with each election to defer an Annual Deferral Amount or a ROE Award, a Participant may, subject to (b), elect to receive a future distribution from the Plan with respect to that Annual Deferral Amount or ROE Award prior to Retirement. This Pre-Retirement Distribution shall be a lump sum payment in an amount that is equal to the sum of the Annual Deferral Amount or ROE Award and returns credited in accordance with Section 3.6 above. The Pre-Retirement Distribution shall be paid within 60 days of the first day of the Plan Year chosen by the Participant on the Election Form for distribution. The earliest date that a Participant may receive a Pre-Retirement Distribution is 5 years after the first day of the Plan Year in which the Annual Deferral Amount or ROE Award is actually deferred.

(b)  If a Participant who has elected one or more Pre-
Retirement Distributions has a Retirement or Termination of Employment before the start of the Plan Year chosen by the Participant for such Pre-Retirement Distribution, the Participant's Account Balance shall be paid at the time and in the form elected by the Participant in accordance with
5.2 and not as the elected Pre-Retirement Distribution.

4.2Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The Committee may, in its sole discretion, accept or deny such petition. Any payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. The suspension shall continue for such period of time and/or the reinstatement of deferrals shall occur at a date, as specified by the Committee, in its sole discretion. If reinstated, the deduction in each pay period shall not exceed that made immediately prior to the suspension. If the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

ARTICLE 5

Retirement Benefit

5.1Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, the Participant's Account
Balance.

5.2Payment of Retirement Benefit. A Participant may elect on the Election Form prior to the beginning of each Plan
Year to receive the Retirement Benefit in a lump sum or in quarterly payments over a period of 5, 10, 15 or 20 years.
The lump sum payment shall be made within 60 days of the Participant's Retirement. Any installment payment shall be made in accordance with Section 3.8 above. Except for employees of CFC and its subsidiaries, who shall receive payment of amounts deferred for each Plan Year (including returns) in the form elected on the Election Form for that Plan Year, an election of the form of Retirement Benefit shall be effective for a Retirement occurring in the second
Plan Year following the Plan Year for which the Election
Form is submitted or in any subsequent Plan Year until superseded by a new election. No election of the form of Retirement Benefit shall be effective before the first day of such second Plan Year, except as follows:

(a) Upon a Retirement in a Participant's first Plan Year of participation, the election made on the Election Form for such Plan Year shall determine the form of payment. Upon a Retirement in a Participant's second Plan Year of participation, the election made on the Election Form for the preceding Plan Year shall determine the form of payment.

(b) In the Election Form for 1998, a Participant may elect to have the Election Form for 1997 control the form of payment upon a Retirement in 1998 instead of the Election
Form for 1996.

Notwithstanding the foregoing, if the portion of the Participant's Retirement Benefit attributable to Annual Deferral Amounts (including returns), or the portion attributable to ROE Awards (including returns), is under $25,000 on the date of Retirement, such portion shall be paid in a lump sum to the Participant as soon as practicable and not in any other form specified on the Election Form then in effect.

5.3Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (i) over the remaining number of calendar quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (ii) the then current Account Balance as of the date of death, in a lump sum, if allowed in the sole discretion of the Committee upon application by the Beneficiary.

ARTICLE 6

     Pre-Retirement Survivor Benefit

6.1Pre-Retirement Survivor Benefit. If a Participant dies before he Retires, experiences a Termination of Employment or suffers a Disability, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance as of the date of death.

6.2Payment of Pre-Retirement Survivor Benefit.  The Pre-
Retirement Survivor Benefit shall be paid to the Participant's Beneficiary in a lump sum or, in the Committee's sole discretion upon application by the Beneficiary, in installments according to the election of the Participant that would have been in effect if the Participant had Retired on the date of death. The lump sum payment shall be made within 60 days of the Committee's receiving proof of the Participant's death.

ARTICLE 7

Termination Benefit


7.1Termination Benefit.  If a Participant experiences a
Termination of Employment prior to Retirement, death or Disability, the Participant shall receive a Termination
Benefit which shall be equal to the Participant's Account
Balance determined as of the date of the Termination of Employment.

7.2Payment of Termination Benefit. The Termination Benefit shall be the then current Account Balance as of the date of Termination of Employment, paid in a lump sum within 60 days after the Termination of Employment or in installments as the Participant elected on the Election Form in effect at the time of the Termination of Employment under the rules in
5.2. Notwithstanding the foregoing, payment shall be made in a lump sum as follows in lieu of any different form provided on the Election Form then in effect:

(a) If the Participant incurs a Termination of Employment within one year after a Change in Control, the Termination
Benefit shall be paid in a lump sum within 20 days of the Termination of Employment.

(b) If the portion of the Participant's Termination Benefit attributable to Annual Deferral Amounts (including returns), or the portion attributable to ROE Awards (including returns), is under $25,000 on the date of Termination of Employment, such portion shall be paid in a lump sum to the Participant as soon as practicable.

ARTICLE 8

Disability Waiver and Benefit

8.1Disability Waiver. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral
Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary or Annual Bonus for the Plan Year or portion thereof during which the Participant has a Disability.

8.2Disability Benefit. A Participant suffering a Disability shall for benefit purposes under this Plan, continue to be considered an employee and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding, the Committee shall have the right, in its sole discretion upon application by the Participant, to terminate a Participant's participation in the Plan at any time during which such Participant has a Disability and pay the Account Balance in a lump sum.

ARTICLE 9

Beneficiary Designation

9.1Beneficiary. Each Participant shall designate a Beneficiary to receive any benefits payable under the Plan upon the Participant's death.

9.2Beneficiary Designation. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and submitting it to the Committee or its delegate. A Participant shall have the right to change a Beneficiary at any time without the consent of the Beneficiary, by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the receipt by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant with the Committee prior to death.

9.3Spousal Consent. A married Participant's designation of someone other than the Participant's spouse as primary beneficiary shall not be effective unless the spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a plan representative or notary public. No consent is required if it is established to the satisfaction of the Committee that consent cannot be obtained because the spouse cannot be located.

9.4No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, the Participant's designated Beneficiary shall be deemed to be the surviving spouse. If the Participant has no surviving spouse, the benefits otherwise payable to a Beneficiary shall be paid to the Participant's estate.

9.5Doubt as to Beneficiaries. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to withhold such payments until the matter is resolved to the Committee's satisfaction, and/or to require indemnification.

9.6Discharge of Obligations. The payment of benefits under the Plan to a Participant or Participant's Beneficiary shall fully and completely discharge the Company and the Participant's Employer from all obligations under this Plan with respect to the deceased Participant, Beneficiaries, and any others that may be entitled to such benefits.

ARTICLE 10

Leave of Absence

10.1Paid Leave of Absence. If a Participant is authorized by the Company to take a paid leave of absence, the Participant shall continue to be considered employed by the Employer and the Base Annual Salary and Annual Bonus deferred by the Participant shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

10.2Unpaid Leave of Absence. If a Participant is authorized by the Company to take an unpaid leave of absence, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year.

     ARTICLE 11

Termination, Amendment or Modification

11.1Termination. The Company reserves the right to terminate the Plan at any time. Prior to a Change in Control, the Committee shall have the right, at its sole discretion, and notwithstanding any elections made by the Participant to pay the then outstanding Account Balance in a lump sum. After a Change in Control the Company shall be required to pay such benefits in a lump sum.

11.2Amendment. The Board may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall decrease or restrict a Participant's Account Balance at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect the payment of benefits to any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

11.3Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan.

     ARTICLE 12

Administration

12.1Committee Duties. This Plan shall be administered by the Committee or its delegates. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the Committee shall constitute a quorum and a majority of the members present at any meeting at which a quorum is present or acts approved in writing or in a telephone meeting by all of the members shall constitute a decision by the entire Committee.

12.2Agents. In the administration of this Plan, the Committee may, from time to time, delegate to such persons as it deems appropriate such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company or a subsidiary.

12.3Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4Indemnification. The Company shall indemnify and hold harmless the named fiduciaries and any officers or employees of the Company and its subsidiaries to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.

ARTICLE 13

Claims Procedures

13.1Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

     (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

     (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

         (i) the specific reason(s) for the denial of the claim, or any part of it;

        (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

       (iii) a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and

        (iv) an explanation of the claim review procedure set forth in Section 13.3 below.

13.3Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.
Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

     (a)  may review pertinent documents;

     (b)  may submit written comments or other documents;
and/or

     (c) may request a hearing, which the Committee, in its sole discretion, may grant.

13.4Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:

     (a)  specific reasons for the decision;

     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
     (c) such other matters as the Committee deems relevant.

13.5Legal Action. A Claimant's compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Participant's right to commence any legal action with respect to any claim for benefits under this Plan.


ARTICLE 14

Miscellaneous

14.1Unsecured General Creditor.  Participants and their
Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or an Employer. Any and all of the Company's assets shall be, and remain, its general, unpledged and unrestricted assets. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.2Employer's Liability.  An Employer other than the
Company shall have no liability to a Participant or a Participant's Beneficiary for payment of any benefits under the Plan.

14.3Company's Liability. Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Company (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively.

14.4Nonassignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

14.5Not a Contract of Employment. The terms and conditions of this Plan nor any actions taken hereunder shall not be deemed to constitute a contract of employment between the Company or an Employer and the Participant, nor give Participant any right to be retained as an employee of the Company or its subsidiaries. Such employment relationship can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. This Plan shall only create a contractual obligation on the part of the Company, and shall not be construed as creating a trust or any fiduciary relationship.

14.6Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.7Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.8Governing Use. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

14.9 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to:

               CNF Transportation Inc.
               Compensation Committee
               Deferred Compensation Plan for Executives
               3240 Hillview Avenue
               Palo Alto, California 94304

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.10Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

14.11 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

14.12Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Committee, the Company and the Participant's Employer and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.13Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of assets sufficient to meet the Participant's tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant's federal, state and local tax liability associated with such event of taxation (which amount shall not exceed a Participant's accrued benefit under the Plan), such tax liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

14.14Legal Fees To Enforce Rights. If the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, the Participant's Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel chosen by the Participant and agrees to pay the reasonable legal fees and expenses of the Participant incurred in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, or any successor thereto in any jurisdiction, provided that such Participant prevails in such action.

14.15Payment of Withholding. As a condition of receiving benefits under the Plan, the Participant shall pay the Company and/or the applicable Employer not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder. The Company may withhold taxes from any benefits paid and/or from Base Annual Salary or Annual Bonus, in its sole discretion.

14.16Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its subsidiaries. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. In no event shall distributions under the Plan prior to Retirement have the effect of increasing payments otherwise due under the various retirement plans of the Company and its subsidiaries.

IN WITNESS WHEREOF, the Company has signed this Restatement as of
December 8, 1997.

CNF TRANSPORTATION INC.


     By:
          /s/Eberhard G.H. Schmoller
     Its: Senior Vice President, General
          Counsel and Secretary